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FOR IMMEDIATE RELEASE

     For Additional Information Contact:
     David B. Barbour, President and Chief Executive Officer
     Lisah Frazier, Vice President, Treasurer and Chief Financial
      Officer
     (606) 325-4789
     Fax (606) 324-1307


             SECOND QUARTER ENDING SEPTEMBER 30, 1996
           EARNINGS RELEASE - CLASSIC BANCSHARES, INC.


     Ashland, Kentucky -- October 29, 1996 -- Classic Bancshares, Inc.
(NASDAQ - CLAS) reported net income for the six months ended September 30, 1996 of $34,000 and a net loss of $127,000 for the quarter ended September 30, 1996. The Company recorded a net loss for the quarter due to a one-time special assessment for SAIF-insured institutions of $316,000 and restructuring costs of $100,000. While the payment of this one-time assessment reduced net income for the second quarter, future earnings will more than offset the negative impact on earnings since the deposit insurance premiums that SAIF-insured institutions pay will decline from an average of 23.4 basis points to
6.4 basis points, effective January 1, 1997. If the Company had not recorded these one-time charges, net income would have been $152,000 for the three months ended September 30, 1996 as compared to $43,000 for the three months ended September 30, 1995; and $312,000 for the six months ended September 30, 1996 compared to $26,000 for the six months ended September 30, 1995. Return on average assets would have been .9% for the six months ended September 30, 1996 compared to .1% for the six months ended September 30, 1995. Earnings per share for the six months ended September 30, 1996 was $.03. Excluding the special assessment and restructuring charges, earnings per share would have been $.26 per share for the six months ended September 30, 1996.

     Classic Bancshares' assets increased 106% to $136.2 million at September 30, 1996 form $66.1 million at March 31, 1996. The primary factor in this growth was due to the acquisition of First Paintsville Bancshares, Inc., the bank holding company for The First National Bank of Paintsville on September 30, 1996. The acquisition was accounted for under the purchase method of accounting. As a result, assets and liabilities are consolidated as of the balance sheet date and earnings are consolidated from the date of acquisition. Therefore, earnings of The First National Bank of Paintsville are not reflected in the quarter or six months ended September 30, 1996. In connection with the acquisition, the Company recorded $3.1 million in goodwill. Deposits increased 115%, from $46.2 million at March 31, 1996 to $99.4 million at September 30, 196 as a result of the acquisition. The Company also assumed $700,000 in long-term debt as part of the acquisition. Non-performing assets remained at .9% of total assets at March 31, 1996 and September 30, 1996.

     President and Chief Executive Officer, David B. Barbour, stated that "notwithstanding the special one-time charges incurred in this quarter, we remain on track toward performing at the higher end of our peers in all categories. The net interest margin continues to be favorably impacted by our
strategy of increasing   loan yields through diversification of our loan
portfolio in commercial and consumer lending activities, as well as decreasing our cost of interest bearing liabilities through the offering of a wide range of transaction oriented deposit products. Our net interest margin of 3.5% for the quarter ending September 30, 1996 represents a significant improvement over the 2.0% net interest margin recorded for the corresponding period in 1995. Return on average assets, notwithstanding the effect of the one-time charges, was .9% compared with .1% for the corresponding period in 1995, which exceeds our peer group average. Our efficiency ratio, net of one-time charges, was lowered to 63.9% from the previous quarter's 64.9%. Asset
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quality remains a top priority in view of nationwide consumer debt levels, with non-performing assets remaining under the 1% level."

     "We look forward to the December 1996 quarter which will reflect the earnings of our recent acquisition, the First National Bank of Paintsville. First National has historically outperformed their banking peers and provides Classic with the higher bank earnings that will supplement the lower thrift earnings generated by Ashland Federal, until Ashland Federal can successfully complete it's configuration to a commercial bank structure. We fully expect the earnings of First National to positively impact Classic's earnings per share in the next quarter."

     Net interest income was $1.1 million for the six months ended September 30, 1996 as compared to $639,000 for the same period of 1995. Net interest income for the quarter ended September 30, 1996 was $566,000 compared to $307,000 for the same period in 1995. The increase in net interest income resulted from an increase in loan volume and higher yielding loans and a decrease in higher costing deposits. The net interest margin was 3.4% for the six months ended September 30, 1996 as compared to 2.1% for the six months ended September 30, 1995 and 3.5% for the quarter ended September 30, 1996 as compared to 2.0% for the quarter ended September 30, 1995.

     Non-interest income was $23,000 for the six months ended September 30, 1996 compared to a loss of $31,000 for the six months ended September 30, 1995. The loss for the period in 1995 resulted from the loss on the sale of mortgage-backed securities.

     Total non-interest expense for the six months ended September 30, 1996 was $1.1 million compared to $517,000 for the same period in 1995. The increase resulted primarily from the one-time SAIF assessment and restructuring costs. The remainder of the increase resulted from costs associated with the introduction of new product offerings, increased costs relative to operation as a public company and additional staffing and increased personnel costs from employee benefit plans. Excluding the special assessment and restructuring costs, non-interest expenses would have been $690,000 for the six months ended September 30, 1996 and the efficiency ratio for the six months ended September 30, 1996 would have been 63.9%.

     Stockholders' equity was $18.8 million at September 30, 1996 as compared to $19.5 million at March 31, 1996. The decrease in equity was the result of the purchase of shares for the Company's Recognition and Retention Plan. The book value per share was $16.08 at September 30, 1996.

     Classic Bancshares Inc. has two subsidiaries, Ashland Federal Savings Bank and First National Bank of Paintsville. Ashland Federal Savings Bank operates at 344 Seventeenth Street, Ashland, Kentucky. First National Bank of Paintsville operates at 240 Main Street, Paintsville, Kentucky and has one branch office.

     When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
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     The Company does not undertake-and specifically declines any obligation-
to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                     SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of September 30, 1996 and March 31, 1996 and for the three and six months ended September 30, 1996 and 1995.

                                          September 30,        March 31,
Selected Financial Condition Data:            1996               1996
---------------------------------         ------------       -------------
                                                 (In Thousands)

Total Assets                                $136,218            $66,083
Cash and other interest bearing
 deposits with other financial
 institutions                                 17,235              7,106
Loans receivable, net                         77,403             43,722
Investment securities:
  Available for sale                          29,989             10,438
Mortgage-backed securities:
  Available for sale                           2,749              2,840
Goodwill                                       3,086                ---
Deposits                                      99,390             46,201
FHLB advances                                 10,200                ---
Shareholders' Equity, subject to
 certain restrictions                         18,798             19,500


                                   Three months ended      Six months ended
                                     September 30,           September 30,
                                   -------------------    -------------------
Selected Operations Data:            1996       1995        1996        1995
------------------------           --------    -------    --------    -------
                                                  (In Thousands)

Total interest income               $1,219      $1,049     $2,378      $2,102
Total interest expense                 653         742      1,274       1,463
                                    ------      ------     ------      ------
  Net interest income                  566         307      1,104         639
Provision for loan losses               15           5         30         115
                                    ------      ------     ------      ------
  Net interest income after
   provision for losses on loans       551         302      1,074         524
                                    ------      ------     ------      ------
Fees and service charges                 8           9         17          13
Loss on sale of mortgage-backed
 securities                            ---         ---        ---         (62)
Other non-interest income                3          12          6          18
                                    ------      ------     ------      ------
  Total non-interest income             11          21         23         (31)
  Total non-interest expense           786         291      1,105         517
                                    ------      ------     ------      ------
Income(loss) before income taxes      (224)         32         (8)        (24)
Income tax expense (benefit)           (97)        (11)       (42)        (50)
                                    ------      ------     ------      ------
 Net income (loss)                  $ (127)     $   43     $   34      $   26
                                    ======      ======     ======      ======
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                                      At of for the          At or for the
                                   Three months ended      Six months ended
                                      September 30,          September 30,
                                   -------------------    -------------------
                                     1996       1995        1996        1995
                                   --------    -------    --------    -------


Other Data:
----------

Return on average assets (ratio
 of net income to total
 average assets)*                     -.1%         .3%        .1%         .1%
Net interest margin**                 3.5         2.0        3.4         2.1
Non-performing assets to total
 assets                               0.9         1.0        0.9         1.0
Allowance for loan losses to
 non-performing loans               106.8        42.1      106.8        42.1
Equity to total assets at end
 of period                           13.8        11.9       13.8        11.9
Efficiency ratio***                 138.7%       90.2%     100.7%      103.9%
Number of full service offices        3           1          3           1

---------------

*    Annualized
**   Net interest income annualized divided by average-earning assets.
*** Non-interest expenses divided by the total of net interest income and non-interest income.


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